Exhibit 99.01
FOR IMMEDIATE RELEASE

CannaSys, Inc. Closes Acquisition of LuvBuds, LLC

Strategic Business Combination Immediately Enhances CannaSys’s Revenue and Distribution Pipeline

Denver, CO—December 21, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a leading technology solutions, branding, and marketing company for the cannabis industry, announced today that it has acquired a controlling interest in Luvbuds, LLC (“LuvBuds”), from the company’s founder, Brett Harris. Luvbuds is a cannabis lifestyle brand, consignment kiosk company, and a wholesaler to cannabis dispensary operations in Colorado. As part of the transaction, Mr. Harris will retain a 30% interest in LuvBuds. Mr. Harris also is founder and managing partner of Consigliere Inc., a management consulting firm specializing in the cannabis industry. LuvBuds will partner with Mr. Harris and Consigliere to execute new marketing, distribution, and growth-oriented relationships for LuvBuds.

Mr. Harris commented, “I am excited about our partnership with Michael Tew and CannaSys. I have complete faith in the Cannasys team to execute a growth strategy for the LuvBuds brand and believe the growth plan presents an exciting opportunity for CannaSys’s shareholders.”

LuvBuds offers a unique solution for dispensary operations to increase revenue, grow their bottom line, and cut costs. Through enhanced distribution, CannaSys believes LuvBuds can become a global lifestyle brand identifying with cannabis consumers around the world. LuvBuds will select high growth markets and targeted marketing initiatives as it executes its strategy.

“LuvBuds has the potential to become one of the leading lifestyle brands in the cannabis industry,” noted Michael Tew, CEO of Cannasys. We believe LuvBuds significantly enhances our distribution strategy. Additionally, there are synergies between LuvBuds and our existing software and brand portfolio and we expect to leverage those synergies to create shareholder value.”

Details of the acquisition can be found in CannaSys’s recent 8-K filing with the Securities and Exchange Commission.

About CannaSys, Inc.
CannaSys is a leading technology solutions provider to the regulated cannabis industry. Its core products are delivered software as a service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For further information, please visit www.cannasys.com.

About LuvBuds, LLC
LuvBuds is a lifestyle brand and retail concept for the cannabis industry. Its unique distribution platform provides distinct economic and branding advantages to cannabis retailers. Additionally, its products can be sold online and in-store. For further information, please visit www.luvbuds.net.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel: 800.420.4866 x100
Email: michael.tew@cannasys.com
Web: www.cannasys.com